Exhibit 3.16

CERTIFICATE OF AMALGAMATION

Companies Act

Registry Number	I HEREBY CERTIFY that this is a true copy of a document filed in the office of the Registrar of Joint Stock Companies on the 3 day of December, 1998
3025008

I hereby certify that
Registrar of Joint Stock Companies

PRETIUM CANADA COMPANY	Dated 10 day of February, 2010

SALMON PLASTICS COMPANY

having entered into an amalgamation subsequently approved by Order of the Supreme Court of Nova Scotia, have amalgamated and the name of the amalgamated company is:

PRETIUM CANADA COMPANY

and the amalgamation is approved by the Registrar of Joint Stock Companies effective this date and the liability of the members is unlimited.

Original Signed By:	December 3, 1998
Deputy Registrar of Joint Stock Companies	Date of Amalgamation